ESSA Bancorp, Inc.

Date:                      July 23, 2008
Contact:                   Gary S. Olson, President & CEO
Corporate Office:          200 Palmer Street
                           Stroudsburg, Pennsylvania 18360
Telephone:                 (570) 421-0531


                 ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS
                      FOR THE THIRD FISCAL QUARTER OF 2008



Stroudsburg, Pennsylvania, July 23, 2008 -- ESSA Bancorp, Inc. (the "Company") NASDAQ Global MarketSM "ESSA" the holding company for ESSA Bank & Trust (the "Bank") today announced its operating results for the three and nine months ended June 30, 2008. The Company reported net income of $2.0 million, or $0.12 per diluted share, for the three months ended June 30, 2008, as compared to a net loss of $9.0 million for the corresponding 2007 period. The net loss of $9.0 million for the three months ending June 30, 2007, was primarily due to a one time allocation of $12.7 million made by the Company to the ESSA Bank & Trust Foundation (the "Foundation"), in conjunction with the Company's stock offering which was consummated on April 3, 2007.

For the nine months ended June 30, 2008, the Company reported net income of $5.3 million, or $0.33 per diluted share, as compared to a net loss of $6.8 million for the comparable period in 2007. The primary reason for the increase in net income for the nine month period was the Company's contribution to the Foundation during the prior period. In addition, increases in average net earning assets added to net income during the current period. Average net earning assets increased $95.7 million, average loans outstanding increased $76.3 million and average investments and mortgage-backed securities increased $80.3 million for the nine months ended June 30, 2008, as compared to the comparable period in 2007.

"It has been a successful and eventful quarter for the Company and our stockholders," noted Gary S. Olson, President and Chief Executive Officer of the Company. "In addition to holding our first annual meeting of stockholders in May, our Board of Directors, at its regularly scheduled May meeting, authorized the repurchase of up to 15% of the Company's outstanding stock and declared a $.04 per share dividend which was paid on June 30, 2008." Mr. Olson continued, "Our operating results were strong as our net interest spread improved from the previous quarter and we continued to grow our Company through prudent loan originations. Our asset quality remains strong, as evidenced by our low ratio of non-performing assets to total assets."

Net Interest Income:

Net interest income increased $548,000, or 8.7%, to $6.9 million for the three months ended June 30, 2008, from $6.3 million for the comparable period in 2007. The increase was primarily attributable to an increase in average net earning assets of $15.4 million, offset in part by a one basis point decrease in the Company's interest rate spread to 2.18% for the three months ended June 30, 2008, from 2.19% for the comparable period in 2007.

Net interest income increased $4.0 million, or 25.4%, to $19.5 million for the nine months ended June 30, 2008, from $15.5 million for the comparable period in 2007. The increase was primarily attributable to an increase in average net earning assets of $95.7 million to $204.8 million for the nine months ended June 30, 2008, from $109.1 million for the comparable period in 2007 and was offset in part by a 20 basis point decrease in the Company's interest rate spread to 2.04% for the nine months ended June 30, 2008, from 2.24% for the comparable period in 2007.

NonInterest Income:

Noninterest income was unchanged in the 2008 period compared to the 2007 period, remaining at $1.4 million for the three months ended June 30, 2008 and 2007, respectively.

Noninterest income increased $62,000, or 1.5%, to $4.2 million for the nine months ended June 30, 2008, from $4.1 million for the comparable period in 2007. Increases in service charges and fees on loans, trust and investment fees and earnings on bank-owned life insurance were offset, in part, by decreases in service fees on deposit accounts, net gain on sale of loans and other income.

NonInterest Expense:

Noninterest expense decreased $12.3 million, or 69.7%, to $5.3 million for the three months ended June 30, 2008, from $17.6 million for the comparable period in 2007. The primary reason for the decrease was the Company's contribution of $12.7 million to the Foundation in April 2007. Excluding the contribution, noninterest expense increased $444,000 or 9.1%. The primary reasons for the increase excluding the contribution were increases in compensation and employee benefits of $341,000 and professional fees of $101,000. Compensation and employee benefits increased primarily as a result of normal compensation increases of $168,000 in addition to an expense of $191,000 related to the
Company's equity incentive plan. As previously announced, the Company's stockholders approved the ESSA Bancorp, Inc. 2007 Equity Incentive Plan at the 2008 Annual Meeting of Stockholders on May 8, 2008. Awards granted under the Equity Incentive Plan were made on May 23, 2008. Professional fees increased primarily as a result of increased legal, accounting and regulatory fees associated with being a public reporting company and included approximately $72,000 related to the Company's compliance with section 404 of the Sarbanes-Oxley Act.

Noninterest expense decreased $10.8 million, or 40.9%, to $15.5 million for the nine months ended June 30, 2008, from $26.3 million for the comparable period in 2007. The primary reason for the nine-month decrease was the $12.7 million contribution to the Foundation. Excluding the contribution, noninterest expense increased $1.9 million or 14.2%. The primary reasons for the increase excluding the contribution were increases in compensation and employee benefits of $1.2 million, occupancy and equipment of $157,000, professional fees of $481,000 and other expenses of $142,000. Compensation and employee benefits increased primarily as a result of normal compensation increases of $574,000, along with an increase in the expense related to the Employee Stock Ownership Plan of $264,000 and the additional expense of $191,000 related to the Equity Incentive Plan. Occupancy and equipment costs increased primarily as a result of increases in rental costs of $49,000, along with increases in depreciation expense of $58,000. Professional fees increased primarily as a result of increased legal, accounting and regulatory fees associated with being a public reporting company, including approximately $216,000 related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act. Other expense increased primarily due to increased loan processing costs related to increased volume.

Balance Sheet

Total assets increased $74.5 million, or 8.2%, to $984.9 million at June 30, 2008, compared to $910.4 million at September 30, 2007. The primary reasons for the increase in assets were increases in certificates of deposit of $3.8 million, net loans receivable of $66.8 million and an increase in cash and cash equivalents of $3.1 million. The increase in net loans receivable included net increases in residential loans of $53.8 million, commercial loans of $14.3 million and a decrease in consumer loans of $1.3 million.

Retail deposits decreased $5.0 million and brokered certificates of deposit decreased $9.0 million at June 30, 2008, compared to September 30, 2007. Borrowed funds increased during the same time period by $79.4 million.

Stockholders' equity increased $3.2 million to $207.9 million at June 30, 2008, compared to $204.7 million at September 30, 2007.

Asset Quality:

Nonperforming assets totaled $1.1 million or 0.11% of total assets at June 30, 2008, compared to $555,000, or 0.06%, of total assets at September 30, 2007. The Company, in response to continued loan growth, made a provision for loan losses of $150,000 for the three months ended June 30, 2008, as compared to a provision of $90,000 for the comparable three-month period in 2007. The Company made a provision for loan losses of $450,000 for the nine months ended June 30, 2008, as compared to a provision of $270,000 for the comparable nine month period in 2007. The allowance for loan losses was $4.5 million, or 0.65%, of loans outstanding at June 30, 2008, compared to $4.2 million, or 0.67%, of loans outstanding at September 30, 2007.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $919 million and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region's largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol "ESSA."

                                       ###



Forward-Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                        ESSA BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                                                  June 30,         September 30,
                                                                                    2008              2007
                                                                                 -----------      ---------------
                                                                                     (dollars in thousands)

ASSETS

      Cash and due from banks...................................................$     9,126        $      10,604

      Interest-bearing deposits with other institutions.........................     10,782                6,175
                                                                                -----------        -------------

            Total cash and cash equivalents.....................................     19,908               16,779

      Certificates of deposit...................................................      3,836                  --

      Investment securities available for sale..................................    209,345              205,267

      Investment securities held to maturity (fair value of $12,358 and
         $16,876)...............................................................     12,358               17,130

      Loans receivable (net of allowance for loan losses of $4,464 and
         $4,206)................................................................    686,609              619,845

      Federal Home Loan Bank stock..............................................     18,430               16,453

      Premises and equipment....................................................     10,885               11,277

      Bank-owned life insurance.................................................     14,370               13,941

      Other assets..............................................................      9,116                9,723
                                                                                ------------       -------------

            TOTAL ASSETS........................................................$   984,857        $     910,415
                                                                                ===========        =============

LIABILITIES

      Deposits..................................................................$   370,677        $     384,716

      Short-term borrowings.....................................................     44,526               34,230

      Other borrowings..........................................................    348,847              279,697

      Advances by borrowers for taxes and insurance.............................      6,278                1,423

      Other liabilities.........................................................      6,626                5,657
                                                                                ------------       -------------

            TOTAL LIABILITIES...................................................    776,954              705,723
                                                                                ------------       -------------

      Commitment and contingencies..............................................        --                   --


STOCKHOLDERS' EQUITY

      Preferred Stock...........................................................        --                   --

      Common stock..............................................................        170                  170

      Additional paid in capital................................................    164,577              166,782

      Unallocated common stock held by the Employee Stock Ownership Plan........    (12,906)             (13,283)

      Retained earnings.........................................................     58,092               53,400

      Accumulated other comprehensive loss......................................     (2,030)              (2,377)
                                                                                ------------       --------------

            TOTAL STOCKHOLDERS' EQUITY..........................................    207,903              204,692
                                                                                ------------       --------------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................$   984,857        $     910,415
                                                                                ============       =============

                        ESSA BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                                                 For the Three Months        For the Nine Months
                                                                                    Ended June 30,              Ended June 30,
                                                                                -----------------------    ------------------------
                                                                                   2008        2007            2008       2007
                                                                                -----------  --------        ---------  --------
                                                                                              (dollars in thousands)

INTEREST INCOME

      Loans receivable..........................................................$   10,130    $    9,041  $    29,797   $    26,426

      Investment securities:

            Taxable.............................................................     2,674         2,634        8,013         5,127

            Exempt from federal income tax......................................        83            74          249           221

      Other investment income...................................................       217           424          825         1,209
                                                                                ------------  -----------   -----------  -----------

            Total interest income...............................................    13,104        12,173       38,884        32,983
                                                                                ------------  -----------   -----------  -----------


INTEREST EXPENSE

      Deposits..................................................................     2,018         2,550        7,154         7,916

      Short-term borrowings.....................................................     1,052           480        1,815         1,319

      Other borrowings..........................................................     3,164         2,821       10,470         8,238
                                                                                ------------  -----------   -----------  -----------

            Total interest expense..............................................     6,234         5,851       19,439        17,473
                                                                                ------------  -----------   -----------  -----------


NET INTEREST INCOME.............................................................     6,870         6,322       19,445        15,510

      Provision for loan losses.................................................       150            90          450           270
                                                                                ------------  -----------   -----------  -----------


NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.............................     6,720         6,232       18,995        15,240
                                                                                ------------  -----------   -----------  -----------


NONINTEREST INCOME

      Service fees on deposit accounts..........................................      873            873        2,619         2,629

      Services charges and fees on loans........................................      174            178          472           434

      Trust and investment fees.................................................      208            195          645           595

      Gain on sale of loans, net................................................      --             --           --             12

      Earnings on Bank-owned life insurance.....................................      146            143          429           410

      Other.....................................................................        9             22           33            56
                                                                                ------------  -----------   -----------  -----------

            Total noninterest income............................................     1,410         1,411        4,198         4,136
                                                                                ------------  -----------   -----------  -----------


NONINTEREST EXPENSE

      Compensation and employee benefits........................................     3,169         2,828        9,174         7,995

      Occupancy and equipment...................................................       705           690        2,108         1,951

      Professional fees.........................................................       379           278        1,067           586

      Data processing...........................................................       443           475        1,400         1,358

      Advertising...............................................................       155           178          447           514

      Contribution to Charitable Foundation.....................................       --         12,693          --         12,693

      Other.....................................................................       464           422        1,344         1,202
                                                                                ------------  -----------   -----------  -----------

            Total noninterest expense...........................................     5,315        17,564       15,540        26,299
                                                                                ------------  -----------   -----------  -----------


Income (loss ) before income taxes (benefit)....................................     2,815       (9,921)        7,653        (6,923)

Income taxes (benefit)..........................................................       849         (915)        2,336           (79)
                                                                                ------------  -----------   -----------  -----------

NET INCOME (LOSS)...............................................................$    1,966    $  (9,006)    $   5,317    $   (6,844)
                                                                                ============  ===========   ===========  ===========

EARNINGS PER SHARE..............................................................

           Basic                                                                $     0.13        (0.58)         0.34         (0.58)

           Diluted                                                                    0.12        (0.58)         0.33         (0.58)

Prior period earnings per share are calculated for the period beginning with the date of conversion or April 3, 2007.
